Exhibit 99.1

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MeadWestvaco Realigns Packaging Businesses and

Establishes New Headquarters in Virginia

Company’s Plans Support its Packaging Strategy and

Result in Greater Cost Savings and Collaboration

STAMFORD, Conn., February 15, 2006 – MeadWestvaco Corporation (NYSE: MWV) today announced a plan aimed at strengthening the company’s position in packaging and packaging solutions in key global markets, and driving cost and operational efficiencies. The company’s plans include realigning its packaging businesses, establishing a new research-focused Packaging Innovation Center in Raleigh, North Carolina, and consolidating its U.S. corporate locations and key administrative functions into a new headquarters in Richmond, Virginia.

The company’s six divisions in its Packaging segment will transition into two focused packaging groups: the new Packaging Resources Group will serve customers of the company’s paperboard businesses; the new Consumer Solutions Group will focus on providing a full range of consumer packaging solutions. The new structure will enhance innovation and collaboration across the company’s entire packaging value chain and streamline operational efficiency, resulting in a more responsive, flexible organization. Leadership for the new groups will be: Robert A. (Bob) Feeser, president, Packaging Resources Group; and William J. (Bill) Biedenharn, president, Consumer Solutions Group.

To further support MeadWestvaco’s strategy and emphasis on innovation and technology, the company plans to establish a Packaging Innovation Center in Raleigh, North Carolina. This new Center, to be led by Dr. Jack C. Goldfrank, will house research and development, emerging packaging technologies, material sciences and other packaging innovation resources.

“MeadWestvaco’s strategy is to be the global leader in packaging and packaging solutions. To succeed, we must establish the right business model and the right structure,” said John A. Luke, Jr., chairman and chief executive officer. “We are aligning our organization along targeted global market segments where we can establish leading positions, and we are strategically expanding into key global geographies to better meet our customers’ needs. Our new, focused packaging platform allows us to leverage the strength of each packaging business while creating a more valuable shared resource for our global packaging customers.”

“We are fortunate to have had Bob, Bill and Jack as key leaders driving the success and growth of MeadWestvaco’s packaging businesses,” said Mr. Luke. “All of these individuals bring exceptional vision and expertise to their new positions in MeadWestvaco, and have the capabilities to bring our restructured Packaging business to a new level.”

Packaging Resources Group

The company’s paperboard businesses are being consolidated into the Packaging Resources Group, which will enable the company to fully leverage the market opportunities, expertise and resources of these businesses. This group is comprised of the bleached paperboard mills in Evadale, Texas, and Covington, Virginia, the coated natural kraft mill in Cottonton, Alabama, and the unbleached paper mill in North Charleston, South Carolina. Rigesa, Ltda., MeadWestvaco’s Brazilian subsidiary, is also part of the new Packaging Resources Group.

Consumer Solutions Group

The Consumer Solutions Group combines the company’s packaging systems and consumer packaging groups, bringing together MeadWestvaco’s wide range of consumer packaging capabilities into one business. As a result, the new group can maximize the value of resources in creative design, print, manufacturing and systems and equipment, and offer a comprehensive, simplified process for innovative consumer packaging solutions.

Packaging Innovation Center

MeadWestvaco’s new Packaging Innovation Center will be located at North Carolina State University’s Centennial Campus. The new Center will bring an estimated 200 jobs to Raleigh, North Carolina, and will provide the company with access to state-of-the-art technology and quality research partnerships.

New Headquarters

MeadWestvaco will consolidate corporate support operations to create a new headquarters in Richmond, Virginia. The new headquarters will integrate key corporate and administrative functions and the headquarters for the new Packaging Resources Group and Consumer Solutions Group, resulting in an estimated 400 new jobs to the area.

“Consolidating key business areas of our corporate and shared services operations is a critical element in executing our strategy. It will enable us to better support and lead our businesses, increase cost efficiencies and facilitate collaboration,” continued Luke.

As part of the company’s previously announced $200 million cost savings initiative, MeadWestvaco will establish a new Global Business Services function, which will streamline all of the company’s internal services operations, including shared services for human resources, finance, procurement, logistics and information technology. Mark Gulling, director, Global Shared Services, and vice president of Eastman Kodak Company, will join MeadWestvaco and lead this new group as president. Mr. Gulling will assume this position on February 27, 2006.

About MeadWestvaco

MeadWestvaco is a global packaging company that delivers high-value packaging solutions and products to the world’s most recognized companies in the food and beverage, media and entertainment, personal care, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages all of its forestlands in accordance with internationally recognized forest certification standards. For more information, please visit www.meadwestvaco.com.

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